Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Prospectus constituting a part of this Registration Statement Amendment No. 1 of TMT Acquisition Corp and Subsidiaries (the “Company”) on Form F-4 of our report dated April 11, 2024, with respect to our audits of the Company’s consolidated financial statements as of December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023, which appears in that Prospectus. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York
August 1, 2024